Exhibit 99.1

NEWS RELEASE

Forward Air Provides Mid-Quarter Update on Second Quarter 2022 Performance

GREENEVILLE, Tenn., June 8, 2022 - Forward Air Corporation (NASDAQ: FWRD) (the “Company”, “Forward”, “we”, “our”, or “us”), today provided the following key Expedited Freight Operating Statistics for the quarter-to-date period through May 2022. Revenue per shipment increased 40.7%, weight per shipment increased 15.4% and pounds per day increased 0.4% over the same period last year.

Tom Schmitt, Chairman, President, and Chief Executive Officer of Forward, commented, “We remain focused on the selection of higher-quality freight in our network. Second quarter of the prior year was the peak period for unpalletized, loose freight. We cleansed our network of inefficient freight to ensure that we keep our commitment to customers for their most sensitive freight, to the point where we now have the same tonnage as last year at much higher-quality levels. We continue to add higher-quality tonnage, which, based on our performance through May, gives me the confidence that we will exceed the top end of our Q2 net income per diluted share guidance of $1.59 to $1.63.”

The Company’s expectations regarding the Company’s performance in the Second Quarter and in any future quarter are based on information available at the time of this release, and are subject to changing conditions, many of which are outside of the Company’s control.
About Forward Air Corporation
Forward Air Corporation (NASDAQ: FWRD) is a leading asset-light freight and logistics company that provides services across the United States and Canada. We provide expedited less-than-truckload (“LTL”) services, including local pick-up and delivery, shipment consolidation/deconsolidation, warehousing, and customs brokerage by utilizing a comprehensive national network of terminals. In addition, we offer final mile services, including delivery of heavy-bulky freight, truckload brokerage services, including dedicated fleet services; and intermodal, first-and last-mile, high-value drayage services, both to and from seaports and railheads, dedicated contract and Container Freight Station warehouse and handling services. We are more than a transportation company. As a single resource for your shipping needs, Forward is your supply chain partner. For more information, visit our website at www.forwardaircorp.com.
This press release may contain statements that might be considered as forward-looking statements or predictions of future operations including with respect to the Company’s performance for the second quarter of 2022. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties including that the Company’s performance in the second quarter of 2022 is worse than anticipated. Actual events may also differ from these expectations as a result of the risks identified from time to time in our filings with the Securities and Exchange Commission. We assume no duty to update these statements as of any future date.
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Forward Air Corporation
Brandon Hammer, 423-636-7173
bhammer@forwardair.com